Conformis Reports First Quarter 2021 Financial Results

BILLERICA, Mass., May 5, 2021 (GLOBE NEWSWIRE) - Conformis, Inc. (NASDAQ:CFMS), an orthopedic medical device company that features personalized knee and hip replacement products, announced today financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Summary

•Total revenue of $13.8 million, a decrease of 16% year-over-year on a reported basis and 17% on a constant currency basis.
•Product revenue of $13.7 million, a decrease of 16% year-over-year on a reported basis and 17% on a constant currency basis.
•Conformis Hip System revenue up 49% year-over-year to $0.7 million.
•Gross margin of 45%, an increase of 80 basis points year-over-year.
•Total operating expenses remained flat year-over-year.
•Closed on an $85 million stock offering.
•510(k) application for Conformis’ new standard knee submitted to the FDA for review.
•Subsequent to quarter-end, received FDA 510(k) clearance for patient-specific instrumentation associated with the Stryker development agreement.

Executive Commentary – Mark Augusti, President and CEO

"The year is off to a good start. We met our expectations for business activity in the quarter as COVID-19 headwinds impacted elective procedures to the degree we anticipated. Despite these continuing headwinds for our industry, we are pleased with the progress of vaccine adoption nationwide and, as a result, remain cautiously optimistic that we will see procedure levels get back to normal in the second half of 2021. This anticipated acceleration in activity is timed well for our planned product introductions, which remain on track. We are in a great financial position, especially in light of the $11 million we expect to receive for achieving the final milestone under the Stryker development agreement. Having completed the development phase of the project with Stryker, we can now focus on manufacturing and supplying patient-specific instrumentation for Stryker. We will also continue to develop our hip portfolio, which grew nicely in the quarter, and continue preparing for the launch of our new knee offering, which will target the ASC segment.”

	Three months ended March 31,		Increase/(decrease)
($, in thousands)	2021	2020	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$11,604	$13,827	$(2,223)	(16)%	(16)%
Rest of world	2,107	2,463	(356)	(14)%	(22)%
Product revenue	13,711	16,290	(2,579)	(16)%	(17)%
Royalty revenue	124	185	(61)	(33)%	(33)%
Total revenue	$13,835	$16,475	$(2,640)	(16)%	(17)%

First Quarter 2021 Highlights

Revenue
•Decrease in revenue year-over-year was driven primarily by lower volume due to the impact of the COVID-19 pandemic on elective procedures.
•Conformis Hip System revenue for the first quarter of 2021, which were all in the United States, were up 49% to $0.7 million.

Gross Margin
•Total gross profit decreased $1.0 million to $6.2 million, or 45% of revenue, in the first quarter of 2021, compared to $7.2 million, or 44% of revenue, in the first quarter of 2020.
•The 80 basis point increase in gross margin year-over-year was driven primarily by lower cancelled case inventory expense, partially offset by manufacturing variances as a result of lower production volume.

Operating Expenses
•Total operating expenses of $15.3 million were flat year-over-year.
•Sales and marketing expenses declined $1.5 million due to lower marketing event, program, and advertising expenses, sales commissions, and travel expenses.
•Research and development expenses increased $0.6 million primarily driven by personnel costs to support our new product pipeline.
•General and administrative expenses increased $0.9 million primarily driven by higher professional fees related to the protection of our intellectual property.

Net Loss
•Net loss was $11.5 million, or $0.09 per basic and diluted share, in the first quarter of 2021, compared to a net loss of $9.4 million, or $0.14 per basic and diluted share, in the same period last year.
•Foreign currency exchange loss was $1.8 million in the first quarter of 2021, compared to $0.7 million in the same period last year.
•Weighted average basic and diluted shares outstanding of 131.3 million for the first quarter of 2021, compared to 67.3 million for the same period last year.

Capital Structure and Liquidity
•Cash and cash equivalents totaled $104.6 million as of March 31, 2021, compared to $28.7 million as of December 31, 2020.
•As previously announced on February 12, 2021, the Company generated gross proceeds of approximately $85 million in an underwritten public offering of 80,952,381 shares of common stock at $1.05 per share. Net proceeds were approximately $79.6 million.

Outlook
•We expect our second quarter product revenue to improve sequentially from the first quarter and to be in the range of $14.0 million to $14.5 million.
•We believe elective procedure volumes will improve in the third quarter and approach 2019 levels in the fourth quarter as vaccines become more widely available.

Note on Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides certain information regarding the Company's financial results or projected financial results on a non-GAAP "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business. Non-GAAP information is not a substitute for, and is not superior to, information presented on a GAAP basis. Company management uses these non-GAAP measures internally to measure operational performance.

Webcast

As previously announced, Conformis will conduct a webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. The webcast will be live at https://edge.media-server.com/mmc/p/vnzdh2h9.

The online archive of the webcast will be available on the Company's website for 30 days.

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit® Image-to-Implant® technology platform to develop, manufacture, and sell joint replacement implants and instruments that are individually sized and shaped, which we refer to as personalized, individualized, or sometimes as customized, to fit each patient's unique anatomy. Conformis offers a broad line of sterile, personalized knee and hip implants and single-use instruments delivered to hospitals and ambulatory surgical centers. In clinical studies, the Conformis iTotal CR knee replacement system demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover personalized implants and patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at ir.conformis.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release about our future expectations, plans and prospects, including statements about the impact of the novel coronavirus (COVID-19) pandemic and the actions we are taking and planning in response, our planned launch of a new program aimed at developing a knee replacement offering targeted at hospital outpatient and ambulatory surgery centers, the anticipated timing of our product launches, whether or when restrictions on elective surgeries will be relaxed and demand for procedures will increase, and our financial position and results, total revenue, product revenue, gross margin, operations and growth, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or the negative of these terms or other and similar expressions are intended to identify forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to the novel coronavirus pandemic and the response to the pandemic; whether our cash resources will be sufficient to fund our continuing operations for the periods anticipated; risks related to our estimates and expectations regarding our revenue, gross margin, expenses, revenue growth and other results of operations, and the other risks and uncertainties described in the "Risk Factors" sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other public filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor Relations
ir@conformis.com
(781) 374-5598

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020

Revenue
Product	$13,711	$16,290
Royalty and licensing	124	185
Total revenue	13,835	16,475
Cost of revenue	7,662	9,261
Gross profit	6,173	7,214

Operating expenses
Sales and marketing	5,113	6,563
Research and development	3,540	2,990
General and administrative	6,666	5,736
Total operating expenses	15,319	15,289
Loss from operations	(9,146)	(8,075)

Other income and expenses
Interest income	18	35
Interest expense	(594)	(574)
Foreign currency exchange transaction loss	(1,761)	(714)
Total other expenses	(2,337)	(1,253)
Loss before income taxes	(11,483)	(9,328)
Income tax provision	23	25

Net loss	$(11,506)	$(9,353)

Net loss per share
Basic and diluted	$(0.09)	$(0.14)
Weighted average common shares outstanding
Basic and diluted	131,300,157	67,274,391

CONFORMIS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
Assets	(unaudited)
Current Assets
Cash and cash equivalents	$104,597	$28,673
Accounts receivable, net	8,223	8,515
Royalty and licensing receivable	131	1,256
Inventories, net	13,341	12,585
Prepaid expenses and other current assets	2,587	2,315
Total current assets	128,879	53,344
Property and equipment, net	11,547	12,240
Operating lease right-of-use assets	4,903	5,215
Other Assets
Restricted cash	462	462
Other long-term assets	229	239
Total assets	$146,020	$71,500

Liabilities and stockholder's equity
Current liabilities
Accounts payable	$5,005	$4,918
Accrued expenses	6,357	7,213
Operating lease liabilities	1,658	1,620
Advance on research and development	2,651	3,168
Contract liability	14,000	14,000
Total current liabilities	29,671	30,919
Long-term debt, less debt issuance costs	25,172	25,003
Operating lease liabilities	3,852	4,206
Total liabilities	58,695	60,128
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 shares authorized at March 31, 2021 and December 31, 2020; no shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.00001 par value:
Authorized: 200,000,000 shares authorized at March 31, 2021 and December 31, 2020; 182,428,111 and 95,546,577 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	2	1
Additional paid-in capital	629,622	543,809
Accumulated deficit	(539,944)	(528,438)
Accumulated other comprehensive loss	(2,355)	(4,000)
Total stockholders' equity	87,325	11,372
Total liabilities and stockholders' equity	$146,020	$71,500